Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this "Second Amendment") is dated and effective as of June 28, 2013 (the "Second Amendment Effective Date") between FIFTH THIRD BANK and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION as Administrative Agent for the Lenders, and PATRICK INDUSTRIES, INC., as Borrower.

Recitals

A.     Borrower, Lenders and Administrative Agent are parties to that certain Credit Agreement, dated October 24, 2012 (as amended by that certain First Amendment to Credit Agreement dated November 16, 2012, the "Credit Agreement").

B.     Borrower has requested that Lenders and Administrative Agent amend and modify the Credit Agreement.

C.     Subject to the terms and conditions stated in this Second Amendment, Lenders, Borrower and Administrative Agent are willing to modify and amend the Credit Agreement, as provided in this Second Amendment.

Agreement

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements herein, and each act performed and to be performed hereunder, Lenders, Borrower and Administrative Agent agree as follows:

1.     Definitions. Except as otherwise expressly stated in this Second Amendment, all terms used in the Recitals and in this Second Amendment that are defined in the Credit Agreement, and that are not otherwise defined herein, shall have the same meanings in this Second Amendment as are ascribed to them in the Credit Agreement.

2.     Amendments.

(a)   Amendment of Section 1.1; Definition of Eligible Accounts. The definition of "Eligible Accounts" set forth in Section 1.1 of the Credit Agreement is amended to:

(i)	delete ",or" from the end of subparagraph (f) and replace the same with ";"

(ii)	delete "." from the end of subparagraph (g) and replace the same with "; or"

(iii)	add a new subparagraph (h) as follows:

"(h)     Accounts with respect to an Account Debtor whose total obligations owing to Borrower exceed 10% (or, with respect to Forest River, Inc., 60%; with respect to Thor Industries, Inc. and its direct and indirect subsidiaries, 30%; with respect to Champion Home Builders, Inc., 15%; and with respect to Clayton Homes, Inc., 25% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Administrative Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Administrative Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit."

(b)     Amendment of Section 1.1; Definition of Consolidated Interest Coverage Ratio. The definition of "Consolidated Interest Coverage Ratio" set forth in Section 1.1 of the Credit Agreement is amended and restated as of the Second Amendment Effective Date to read as follows:

"Consolidated Interest Coverage Ratio" means, as of any date of determination, the ratio of (a) Consolidated Adjusted EBITDA less depreciation for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to (b) the sum of Consolidated Interest Expense plus Restricted Payments made by the Borrower and its Subsidiaries for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date. Notwithstanding anything to the contrary contained herein, (i) the sum of Consolidated Interest Expense plus Restricted Payments shall be deemed to be $435,900, $401,900 and $468,100 for the fiscal quarters ended on or about March 31, 2012, June 30, 2012 and September 30, 2012, respectively, and $176,700 for the fiscal month ending on or about October 31, 2012, (ii) Restricted Payments made by the Borrower and its subsidiaries during the period commencing January 1, 2013 through March 31, 2014 in excess of $10,000,000 but not greater than $17,500,000 shall be excluded from the calculation in clause (b); (iii) Restricted Payments made by the Borrower and its subsidiaries during the period commencing April 1, 2014 and December 31, 2014 in excess of $10,000,000 but not greater than $17,500,000 shall be excluded from the calculation in clause (b); (iv) Restricted Payments made by the Borrower and its subsidiaries during any fiscal year beginning after December 31, 2014 in excess of $2,500,000 but not greater than $10,000,000 shall be excluded from the calculation in clause (b), and (v) for purposes of the calculation in clause (b), Restricted Payments made during the relevant period specified in each of clauses (i) through (iv) above shall be deemed to be made in equal amounts across the fiscal quarters of such relevant period, and the exclusion likewise will be applied equally over such period when applicable.

(c)     Amendment of Section 9.3(c). Section 9.3(c) of the Credit Agreement is amended and restated as of the Second Amendment Effective Date to read as follows:

"(c)     Investments by the Borrower or any of its Subsidiaries in the form of Capital Expenditures not to exceed $8,000,000 during any Fiscal Year;"

(d)     Amendment of Section 9.6(d). Section 9.6(d) of the Credit Agreement is amended and restated as of the Second Amendment Effective Date to read as follows:

"(d)     so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower shall be permitted to make other Restricted Payments up to a maximum of $17,500,000 from January 1, 2013 through March 31, 2014, $17,500,000 from March 31, 2014 to December 31, 2014, and $10,000,000 in any Fiscal Year thereafter, provided that, the sum of the amount of all Restricted Payments made pursuant to this clause (d) in any Fiscal Year plus the amount of Permitted Acquisition Consideration for all Permitted Acquisitions consummated during the same Fiscal Year period may not exceed $35,000,000 in each of Fiscal Year 2013 and Fiscal Year 2014, and $27,500,000 in any Fiscal Year thereafter, and provided further, that prior to making a Restricted Payment the Administrative Agent and the Lenders shall have received from the Borrower an Officer’s Compliance Certificate demonstrating that the Borrower will be in compliance on a Pro Forma Basis with the financial covenants set forth in Section 9.15 both before and after giving effect to a Restricted Payment."

3.           Representations of Borrower.  Borrower represents and warrants to Lenders and Administrative Agent as follows:

(a)  The execution, delivery and performance of this Second Amendment and all agreements and documents delivered pursuant hereto by Borrower has been duly authorized by all necessary corporate action and do not and will not violate any provision of any law, rule, regulation, order, judgment, injunction, or writ presently in effect applying to Borrower, or its articles of incorporation or bylaws, as applicable, or result in a breach of or constitute a default under any material agreement, lease or instrument to which Borrower is a party or by which Borrower or any of its properties may be bound or affected; (ii) no authorization, consent, approval, license, exemption or filing of a registration with any court or governmental department, agency or instrumentality is or will be necessary to the valid execution, delivery or performance by Borrower of this Second Amendment and all agreements and documents delivered pursuant hereto; and (iii) this Second Amendment and all agreements and documents delivered pursuant hereto by Borrower are the legal, valid and binding obligations of Borrower, as a signatory thereto, and enforceable against Borrower in accordance with the terms thereof.

(b) After giving effect to the amendments contained in this Second Amendment, the representations and warranties contained in Article VII of the Credit Agreement are true and correct in all material respects on and as of the Second Amendment Effective Date with the same force and effect as if made on and as of the Second Amendment Effective Date, except that the representation in Section 7.15 of the Credit Agreement shall be deemed to refer to the financial statements of Borrower most recently delivered to Lenders and Administrative Agent prior to the Second Amendment Effective Date.

(c) No Event of Default or, to the knowledge of Borrower, Default shall have occurred and be continuing under the Credit Agreement as of the Second Amendment Effective Date.

4.     Conditions.  The obligation of Lenders and Administrative Agent to execute and to perform this Second Amendment shall be subject to full satisfaction of the following conditions precedent on or before the Second Amendment Effective Date:

(a)     There shall exist no Event of Default or, to the knowledge of Borrower, Default.

(b)     All liens in favor of Lenders shall be in full force and effect with the required priority.

(c)     This Second Amendment shall have been duly executed and delivered by Borrower to Lenders and Administrative Agent.

5.     Fees. Borrower shall promptly pay all costs and expenses incurred by Lenders and Administrative Agent in connection with the negotiation, preparation and closing of this Second Amendment and the other documents and agreements delivered pursuant hereto, including the reasonable and documented fees and out-of-pocket expenses of Faegre Baker Daniels LLP, special counsel to Administrative Agent.

6.     Waiver of Defenses and Claims. In consideration of the financial accommodations provided to Borrower by Lenders as contemplated by this Second Amendment, Borrower hereby waives, releases, and forever discharges Lenders from and against any and all rights, claims or causes of actions of Borrower against Lenders arising from any Lender's actions or inactions with respect to the Loan Documents or any security interest, lien or collateral in connection therewith as well as any and all rights of set off, defenses, claims, causes of action and any other bar to the enforcement of the Loan Documents which exist as of the Second Amendment Effective Date.

7.     Binding on Successors and Assigns. All of the terms and provisions of this Second Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, assigns and legal representatives.

8.     Governing Law/Entire Agreement/Survival/Miscellaneous. This Second Amendment is a contract made under, and shall be governed by and construed in accordance with, the laws of the State of Illinois applicable to contracts made and to be performed entirely within such state and without giving effect to the choice or conflicts of laws principles of any other jurisdiction. This Second Amendment constitutes and expresses the entire understanding between the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, commitments, inducements or conditions, whether expressed or implied, oral or written. All covenants, agreements, undertakings, representations and warranties made in this Second Amendment shall survive the execution and delivery of this Second Amendment, and shall not be affected by any investigation made by any person. The Credit Agreement, as amended hereby, remains in full force and effect in accordance with its terms and provisions.

9.     Amendment of Other Loan Documents. All references to the Credit Agreement in the other Loan Documents shall mean the Credit Agreement, as modified and amended by this Second Amendment and as it may be further amended, modified, extended, renewed, supplemented and/or restated from time to time and at any time. The other Loan Documents are hereby modified and amended to the extent necessary to conform them to, or to cause them to accurately reflect, the terms of the Credit Agreement, as modified by this Second Amendment. Except as otherwise expressly provided herein, all of the terms and provisions of the Credit Agreement and the other Loan Documents, as modified and amended by this Second Amendment, remain in full force and effect, and fully binding on the parties thereto and their respective successors and assigns.

10.     Further Assurances. The parties shall duly execute and deliver, or cause to be executed and delivered, such further instruments and perform or cause to be performed such further acts as may be necessary or proper in the reasonable opinion of any other party to carry out the provisions and purposes of this Second Amendment.

11.     Counterparts. This Second Amendment may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one agreement. In the event any party executes and delivers this Second Amendment via facsimile, such party hereby agrees that for the purposes of enforcement and all applicable statutes, laws and rules, including, without limitation, the Uniform Commercial Code, rules of evidence and statutes of fraud: (i) the facsimile signature of such party shall constitute a binding signature of such party as a symbol and mark executed and adopted by such party with a present intention to authenticate this Second Amendment; (ii) the facsimile of this Second Amendment shall constitute a writing signed by such party; and (iii) the facsimile of this Second Amendment shall constitute an original of and best evidence of this Second Amendment.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed and delivered by their respective authorized signatories.

PATRICK INDUSTRIES, INC., as Borrower

By: /s/ Andy L. Nemeth

       Andy L. Nemeth, Executive Vice President-Finance,

       Chief Financial Officer, Secretary and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent and Lender

By: /s/ David W. O’Neal

       David W. O'Neal, Senior Vice President

FIFTH THIRD BANK, as Lender

By: /s/ Craig Ellis

Printed: Craig Ellis

Title: Vice President

6